Exhibit 5.1


            [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                                                  March 23, 2001


The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Ladies and Gentlemen:

     We have acted as special counsel to The AES Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8, which is being filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement") relating to the registration and issuance by the Company of an aggregate of up to 600,000 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of the Company pursuant to the (i) IPALCO Enterprises, Inc. 1990 Stock Option Plan, (ii) IPALCO Enterprises, Inc. 1991 Directors' Stock Option Plan, (iii) IPALCO Enterprises, Inc. 1997 Stock Option Plan, and (iv) IPALCO Enterprises, Inc. 1999 Stock Incentive Plan (collectively the "Plans"), obligations under which will be assumed by the Company upon consummation of the share exchange (the "Share Exchange") in accordance with the Agreement and Plan of Share Exchange, dated as of July 15, 2000 (the "Agreement"), between the Company and IPALCO Enterprises, Inc., an Indiana corporation ("IPALCO").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement of the Company on Form S-8 filed with the Commission on the date hereof, (ii) the Agreement, (iii) the form of certificates to be used to represent Shares, (iii) the Plans, (iv) the Certificate of Incorporation of the Company, as amended and restated, (v) the By-laws of the Company, as amended and
(vi) certain resolutions adopted by the Board of Directors of the Company relating to the Agreement and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We have also assumed that the Share Exchange will be duly consummated in accordance with the terms of the Agreement. In rendering the opinion set forth below, we have assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us.

     We have also assumed that each option agreement setting forth the terms of each option issued pursuant to the Plans (each, an "Option Agreement") is consistent with the applicable Plan and was duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Shares delivered pursuant to the exercise of each such Option will be in an amount at least equal to the par value of such Shares.

     Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion with respect to the law of any jurisdiction other than the Delaware General Corporation Law.

     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the Plans, will be duly authorized, validly issued, and subject to any restrictions imposed by the Plans, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                        Very truly yours,



                                        Skadden, Arps, Slate, Meagher & Flom LLP